Mail Stop 3561


									June 15, 2006


Mr. Robert M. Plante
Vice President and Chief Financial Officer
Suburban Propane Partners, L.P.
240 Route 10 West
Whippany, NJ 07981

		RE:	Suburban Propane Partners, L.P.
			Form 10-K for Fiscal Year Ended September 24, 2005
			Filed December 5, 2005
Forms 10-Q for Fiscal Quarters Ended December 24, 2005 and March
25,
2006
			File No. 1-14222


Dear Mr. Plante:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.

Branch Chief


July 6, 2006
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